Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Reaches Cooperative Research Agreement within the Wine Industry

Thursday March 24, 9:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 24, 2005--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) of Little River, South Carolina has reached a cooperative research agreement with La Belle Amie Vineyard that is anticipated to demonstrate the efficacy of anolyte solutions in managing microbiological pathogens in the growing, processing and bottling activities of wine production within a going concern.

Building on laboratory research that has been performed at Coastal Carolina University, IEVM now will focus on its target market applications at La Belle Amie Vineyard, concentrating on impacting Pierce's disease (Xyella Fastidosa) and IEVM's ability to produce equipment that will benefit the winemaking industry in a variety of practical manners by replacing caustic chemicals and fungicides that are currently in use.

IEVM President and CEO, Mr. "Bill" Prince, stated, "Having moved from pure laboratory research into practical demonstrations within the wine industry, IEVM's 'natural biocides' are being positioned to help sell the Company's anolyte-producing devices to customers who need environmentally-friendly solutions to replace non-organic chemicals now being used."

Forward-Looking Statements: The statements in this press release regarding the outcome of practical research, future opportunities and any other effect, result or aspect of the cooperative research agreement and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the cooperative research agreement, results of the tests on Pierce's disease, applicability of the Company's technology on the wine industry, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

www.ietltd.net

Source: Integrated Environmental Technologies, Ltd.